Registration No. 333-
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                NEWMONT MINING CORPORATION                                                NEWMONT USA LIMITED
  (Exact name of Registrant as specified in its charter)                   (Exact name of Registrant as specified in its charter)
                         Delaware                                                               Delaware
              (State or other jurisdiction of                                        State or other jurisdiction of
              incorporation or organization)                                         incorporation or organization)
                        84-1611629                                                              13-2526632
           (I.R.S. Employer Identification No.)                                    (I.R.S. Employer Identification No.)

                    1700 Lincoln Street                                                     1700 Lincoln Street
                  Denver, Colorado  80203                                                 Denver, Colorado  80203
                      (303) 863-7414                                                          (303) 863-7414
  (Address, including zip code, and telephone number, including                 (Address, including zip code, and telephone
   area code, of Registrant's principal executive offices)                      number, including area code, of Registrant's
                                                                                         principal executive offices)

                           ---------------------------

                                Sharon E. Thomas
                           Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado  80203
                                 (303) 863-7414
                      (Name, address and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York  10036
                                 (212) 819-8200

                         -------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                    Proposed maximum       Proposed maximum       Amount of
          Title of each class of               Amount to be          offering price       aggregate offering    registration
       Securities to be registered             registered (1)         per unit (1)             price (1)             fee
-------------------------------------------------------------------------------------------------------------------------------
 Common  Stock (2)......................
===============================================================================================================================
 Preferred Stock (3)....................
 Warrants for Common Stock (4)..........
 Guaranteed Senior Debt Securities (5)..
 Guaranteed Subordinated Debt
   Securities (6).......................
 Guarantees of Guaranteed Senior Debt
   Securities (5)
 Guarantees of Guaranteed Subordinated
   Debt Securities (6)..................
 Warrants for Guaranteed Debt
   Securities (7).......................
 Total...................................   US$600,000,000 (8)            100%            US$600,000,000 (8)   US$70,620
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of common stock of Newmont Mining Corporation ("Newmont Mining") as may be issued from time to time at indeterminate prices, including shares issuable upon (i) conversion of (x) guaranteed debt securities that are convertible into common stock or (y) preferred stock that is convertible into common stock or (ii) exchange of exchangeable shares.
(3) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of preferred stock of Newmont Mining as may be issued from time to time at indeterminate prices. Such shares of preferred stock may be convertible into shares of common stock of Newmont Mining.
(4) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of Newmont Mining as may be issued from time to time at indeterminate prices entitling the holder to purchase shares of common stock of Newmont Mining.
(5) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of guaranteed senior debt securities of Newmont Mining and related guarantees thereof of Newmont USA Limited ("Newmont USA") as may be issued from time to time at indeterminate prices. Such guaranteed senior debt securities may be convertible into shares of common stock of Newmont Mining.
(6) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of guaranteed subordinated debt securities of Newmont Mining and related guarantees thereof of Newmont USA as may be issued from time to time at indeterminate prices. Such guaranteed subordinated debt securities may be convertible into shares of common stock of Newmont Mining.
(7) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of Newmont Mining as may be issued from time to time at indeterminate prices entitling the holder to purchase guaranteed senior debt securities and/or guaranteed subordinated debt securities of Newmont Mining.
(8) In no event will the aggregate offering price of all securities issued from time to time under this registration statement and Newmont Mining's registration statement on Form S-3 (Registration No. 333-112142) and Newmont USA's registration statement on Form S-3 (Registration No. 333-112142-01) exceed U.S.$1,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to U.S.$400,000,000 maximum aggregate offering price of common stock, preferred stock, common stock warrants, guaranteed senior debt securities, and related guarantees thereof, guaranteed subordinated debt securities, and related guarantees thereof, and warrants for guaranteed debt securities previously registered under Newmont Mining's Registration Statement on Form S-3 (Registration No. 333-112142) and Newmont USA's registration statement on Form S-3 (Registration No. 333-112142-01). This Registration Statement constitutes Post-Effective Amendment No. 1 to Newmont Mining's Registration Statements on Form S-3 (Registration No. 333-112142) and to Newmont USA's Registration Statement on Form S-3 (Registration No. 333-112142-01).

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                                       -1-

PROSPECTUS

NEWMONT MINING CORPORATION

                    We may offer by this prospectus the following securities:

                              o   Common Stock

                              o   Preferred Stock

                              o   Warrants to purchase Common Stock

                              o Senior Debt Securities guaranteed by our subsidiary, Newmont USA Limited

                              o   Subordinated Debt Securities guaranteed
                                  by our subsidiary, Newmont USA Limited

                              o   Warrants to purchase Debt Securities

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

See "Risk Factors" beginning on page 4 regarding factors you should consider before purchasing the securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated  ________, 2005.

                               Table of Contents
                               -----------------

ABOUT THIS PROSPECTUS.......................................................3

NEWMONT MINING CORPORATION..................................................3

RISK FACTORS................................................................4

USE OF PROCEEDS............................................................11

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS..........11

DESCRIPTION OF OUR CAPITAL STOCK...........................................12

DESCRIPTION OF COMMON STOCK WARRANTS.......................................18

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES..............................20

DESCRIPTION OF DEBT SECURITY WARRANTS......................................31

PLAN OF DISTRIBUTION.......................................................32

LEGAL OPINION..............................................................33

EXPERTS....................................................................33

WHERE YOU CAN FIND MORE INFORMATION........................................33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. The shelf process allows us to sell or otherwise offer any combination of the securities described in this prospectus in one or more offerings. All references to "dollars" or "$" in this prospectus refer to United States currency unless otherwise specified.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell or otherwise issue securities, we will provide a prospectus supplement with specific information about the terms of the securities. The prospectus supplement may also update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                           NEWMONT MINING CORPORATION

Background

     Newmont Mining Corporation is the world's largest gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Canada, Uzbekistan, Bolivia, New Zealand, Ghana and Mexico. Newmont Mining Corporation's original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont Mining Corporation, the stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont Mining Corporation to facilitate the February 2002 acquisitions described below and to create a more flexible corporate structure. Newmont Mining Corporation merged with an indirect, wholly-owned subsidiary, which resulted in Newmont Mining Corporation becoming a direct wholly-owned subsidiary of a new holding company. The new holding company was renamed Newmont Mining Corporation. There was no impact to the consolidated financial statements of Newmont Mining Corporation as a result of this restructuring and former stockholders of Newmont Mining Corporation became stockholders of the new holding company. In this prospectus, "Newmont Mining," "we," "our" and "us" refer to Newmont Mining Corporation and/ or our affiliates and subsidiaries.

     On February 16, 2002, we completed the acquisition of Franco-Nevada Mining Corporation Limited, a Canadian company, pursuant to a Plan of Arrangement. On February 20, 2002, we gained control of Normandy Mining Limited, an Australian company, through an off-market bid for all of the ordinary shares of Normandy. On February 26, 2002, when our off-market bid for Normandy expired, we had a relevant interest in more than 96% of Normandy's outstanding shares. We exercised compulsory acquisition rights under Australian law to acquire all of the remaining shares of Normandy in 2002.

Newmont Mining and Newmont USA

     We are engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We are also engaged in the production of, and exploration for, silver, copper and zinc. Newmont USA Limited is a subsidiary of Newmont Mining. In this prospectus, "Newmont USA" refers to Newmont USA Limited.

     Newmont Mining is primarily a holding company and has no material operations, sources of income or assets other than our equity interest in our subsidiaries. Because substantially all of our operations are conducted by our subsidiaries, our operating cash flow and our ability to service our indebtedness, including any debt securities that may be issued pursuant to this prospectus, depends upon the cash flow of our subsidiaries and their ability to make transfers to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to such debt securities, other than Newmont USA through its guarantees of such debt securities, or to make any funds available for that purpose in the form of dividends, interest, loans, advances or other payments. If we cannot obtain sufficient funds from our subsidiaries, we may not be able to meet our obligations on the debt securities that may be issued pursuant to this prospectus.

     Newmont Mining's right and the ability of holders of its securities to participate in any distribution of assets of Newmont USA or any other subsidiary of Newmont Mining upon its liquidation or reorganization are subject to the prior claims of creditors of Newmont USA or such other subsidiary, as the case may be. Such claims may include claims by holders of debt of Newmont USA or such other subsidiary, as the case may be, and claims by creditors in the ordinary course of business.

     Newmont Mining's and Newmont USA's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Our telephone number is (303) 863-7414.

                                  RISK FACTORS

     Investment in our securities is subject to risks and uncertainties.

     Every investor or potential investor in Newmont should carefully consider the risks that are set forth below, which have been separated into two groups:

  o  risks related to the mining industry generally; and

  o  risks related to our operations.

     Other risks may be subsequently identified and the risk factors set forth below may be modified or updated in documents that we file subsequent to the date of this prospectus with the SEC which are incorporated by reference into this prospectus, as described in "Where You Can Find More Information" or in a prospectus supplement with respect to a particular offering of securities.

Risks Related to the Mining Industry Generally

     A Substantial or Extended Decline in Gold or Copper Prices Would Have a Material Adverse Effect on Newmont

     Our business is dependent on the prices of gold and copper, which are affected by numerous factors beyond our control. Factors tending to put downward pressure on the prices of gold and copper include:

  o  sales or leasing of gold by governments and central banks;

  o  a strong U.S. dollar;

  o  global and regional recession or reduced economic activity;

  o  speculative trading;

  o  decreased demand for industrial uses, use in jewelry, and investment;

  o  high supply from production, disinvestment, and scrap;

  o sales by producers in forward transactions and other hedging transactions; and

  o devaluing local currencies (relative to gold priced in U.S. dollars) leading to lower production costs and higher production in certain regions.

     Any drop in the prices of gold and copper adversely impacts our revenues, profits and cash flows, particularly in light of our philosophy of avoiding gold hedging. We have recorded asset writedowns in prior years as a result of low gold prices and may experience additional asset impairments as a result of low gold or copper prices in the future.

     In addition, sustained low gold or copper prices can:

  o reduce revenues further through production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold or copper price;

  o  halt or delay the development of new projects;

  o reduce funds available for exploration, with the result that depleted reserves are not replaced; and/or

  o reduce existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

     Also see the discussion of "Gold or Copper Price" in Item 1, "Business" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Gold and Copper Producers Must Continually Obtain Additional Reserves

     Gold producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for producers to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.

     Estimates of Proven and Probable Reserves Are Uncertain

     Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Producers use feasibility studies to derive estimates of operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, operating costs, and other factors. Actual operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

     Increased Costs Could Affect Profitability

     Costs at any particular mining location frequently are subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

     Mining Accidents or Other Adverse Events at a Mining Location Could Reduce Our Production Levels

     At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

     Mining Companies Are Subject to Extensive Environmental Laws and
Regulations

     Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Delays in obtaining or failure to obtain government permits and approvals may adversely impact our operations. The regulatory environment in which we operate could change in ways that would substantially increase our costs to achieve compliance, or otherwise could have a material adverse effect on our operations or financial position.

     For a more detailed discussion of our potential environmental liabilities, see the discussion in "Environmental Matters," Note 27 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter.

Risks Related to Our Operations

     Our Operations Outside North America and Australia Are Subject to Risks of Doing Business Abroad

     Exploration, development and production activities outside of North America and Australia are potentially subject to political and economic risks, including:

  o  cancellation or renegotiation of contracts;

  o disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

  o  changes in foreign laws or regulations;

  o royalty and tax increases or claims by governmental entities, including retroactive claims;

  o  expropriation or nationalization of property;

  o  currency fluctuations (particularly in countries with high inflation);

  o  foreign exchange controls;

  o restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

  o import and export regulations, including restrictions on the export of gold;

  o  restrictions on the ability to pay dividends offshore;

  o risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

  o  risk of loss due to disease and other potential endemic health issues;
and

  o other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

     Consequently, our exploration, development, and production activities outside of North America and Australia may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia, which could adversely affect the outcome of a dispute.

     We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. If this were to occur with respect to the Batu Hijau Contract of Work, our financial condition and results of operations could be materially adversely affected.

     In July 2004, a criminal complaint was filed against P.T. Newmont Minahasa Raya ("PTNMR"), the Newmont subsidiary that operated the Minahasa mine in Indonesia, alleging environmental pollution relating to submarine tailings placement into nearby Buyat Bay. The Indonesian police detained five PTNMR employees during September and October of 2004. The police investigation and the detention of PTNMR's employees was declared illegal by the South Jakarta District Court in December of 2004, and the police have appealed that decision to the Indonesian Supreme Court. In March 2005, the Indonesian Supreme Court upheld the legality of the police investigation, and the police turned their evidence over to the local prosecutor, who is now evaluating the case. A decision by the prosecutor on whether to charge PTNRM or any of its employees is expected during the second quarter of 2005.

     A civil lawsuit, which was filed by three residents of Buyat Pante against PTNMR, a village located near the Minahasa mine, was settled without payment to the plaintiffs in December 2004. In addition, on March 9, 2005, the Indonesian Ministry of the Environment filed a civil lawsuit against PTNMR and its President Director in relation to these allegations.

     Independent sampling and testing of Buyat Bay water and fish, as well as area residents, conducted by the World Health Organization and the Australian Commonwealth Scientific and Industrial Research Organization, confirm that PTNMR has not polluted the Buyat Bay environment, and, therefore, has not adversely affected the fish in the Bay or the health of nearby residents. We remain steadfast that we have not caused pollution or health problems and will continue to vigorously defend ourselves against these allegations. However, we cannot predict the outcome of these actions or whether additional legal actions may occur. Any of these actions could adversely affect our ability to operate in Indonesia.

     During the last several years, Minera Yanacocha, of which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the city of Cajamarca in Peru. During September 2004, individuals from the Cajamarca region conducted a sustained blockade of the road in protest of drilling activities at Cerro Quilish, one of the ore deposits within the Yanacocha mine complex. Yanacocha suspended all drilling activities at Cerro Quilish, and the blockade was resolved. At the request of Yanacocha, the Cerro Quilish drilling permit was revoked in November 2004. We have reassessed the challenges involved in obtaining required permits for Cerro Quilish primarily related to increased community concerns. Based upon this reassessment, we have reclassified the deposit's 1.98 million equity gold ounces from proven and probable reserves to mineralized material not in reserves as of December 31, 2004. We cannot predict whether these incidents will continue, nor can we predict the government's continuing positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. The continuation or intensification of protests or a change in prior governmental positions could adversely affect operations in Peru.

     Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan may increase the risk that operations owned by U.S. companies will be the target of further violence. If any of our operations were so targeted, it could have an adverse effect on our business.

     Our Success May Depend on Our Social and Environmental Performance

     Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate may be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

     Remediation Costs for Environmental Law Liabilities May Exceed the Provisions We Have Made

     We have conducted extensive remediation work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be determined. At a third site in the United States, an inactive uranium mine and mill formerly operated by one of our subsidiaries, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision that has been made for such remediation by a material amount.

     Whenever a previously unrecognized remediation liability becomes known or a previously estimated cost is increased, the amount of that liability or additional cost can materially reduce net income in that period.

     The Use of Hedging Instruments May Prevent Gains Being Realized from Subsequent Price Increases

     We do not intend to enter into material new gold hedging positions and intend to continue to decrease gold hedge positions over time by opportunistically delivering gold into our existing hedge contracts, or by seeking to eliminate our hedge position when economically attractive. Nonetheless, we currently have gold hedging positions and may, from time-to-time, enter into hedge contracts for copper, other metals or commodities, interest rates or foreign currencies. In 2004, we entered into copper hedging positions covering approximately 459 million pounds of copper. If the gold, copper or other metal price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold, copper or other metal price falls below that committed price, our revenues will be protected to the extent of such committed production. In addition, we may experience losses if a hedge counterparty defaults under a contract when the contract price exceeds the gold, copper or other metal price.

     For a more detailed description of our hedge positions, see the discussion in "Hedging" in Item 7A, "Quantitative and Qualitative Disclosures About Market Risk," in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Currency Fluctuations May Affect Costs

     Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at mines located outside the United States, making such mines less profitable. The currencies that primarily impact our results of operations are the Australian and Canadian dollars.

     During 2004, the Australian and Canadian dollars strengthened by an average of 13% and 7%, respectively, against the U.S. dollar. This increased U.S. dollar reported operating costs in Australia and Canada by approximately $56.6 million and $4.8 million, respectively. For additional information, see Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Results of Operations, Foreign Currency Exchange Rates," in our Annual Report on Form 10-K for the most recently completed fiscal year. For a more detailed description of how currency exchange rates may affect costs, see discussion in Foreign Currency in Item 7A, "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the most recently completed fiscal year.

     Our Level of Indebtedness May Affect Our Business

     As of December 31, 2004, we had debt of $1.6 billion, as compared to $1.1 billion as of December 31, 2003. Our level of indebtedness could have important consequences for our operations, including:

  o We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

  o Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

  o Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

     We expect to be able to pay principal and interest on our debt by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, utilize existing cash balances, borrow more money or issue additional equity. We cannot be sure that we will be able to do so on commercially reasonable terms, if at all.

     Our Interest in the Batu Hijau Mine in Indonesia May Be Reduced Under the Contract of Work

     Under the Batu Hijau Contract of Work with the Indonesian government, beginning in 2005 and continuing through 2010, a portion of each foreign shareholders' equity interest in the project must be offered for sale to the Indonesian government or to Indonesian nationals. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares of the project company would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest in the project company as a going concern. An Indonesian national currently owns a 20% interest in Batu Hijau, which would require Newmont Mining and Sumitomo, collectively, to offer a 3% interest to the Indonesian government or to Indonesian nationals in 2006. Pursuant to this provision of the Batu Hijau Contract of Work, it is possible that the ownership interest of the Newmont Mining/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010.

     Occurrence of Events for Which We Are Not Insured May Affect Our Cash Flow and Overall Profitability

     We maintain insurance policies to protect ourselves against certain risks related to our operations. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

     Our Business Depends on Good Relations with Our Employees

     We could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. At December 31, 2004, unions represented approximately 20% of our worldwide work force. On that date, we had 1,098 employees at its Carlin, Nevada operations, 211 employees in Canada at our Golden Giant operations, 2,727 employees in Indonesia at our Batu Hijau operations, 41 employees in New Zealand at our Martha operation, 325 employees in Bolivia at our Kori Kollo operation, 628 employees at our Australia operations, and 552 employees in Peru at our Yanacocha operation, working under a collective bargaining agreement or similar labor agreement. Currently, there are labor agreements in effect for all of these workers.

     Our Earnings Could Be Affected by the Prices of Other Commodities

     Our revenues and earnings also could be affected by the prices of other commodities such as fuel and other consummable items, although to a lesser extent than by the price of gold or copper. The prices of these commodities are affected by numerous factors beyond our control.

     Title to Some of Our Properties May Be Defective or Challenged

     Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia section of Item 2, "Properties" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     We Compete With Other Mining Companies

     We compete with other mining companies to attract and retain key executives and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. There can be no assurance that we will continue to attract and retain skilled and experience employees, or to acquire additional rights to mine properties.

     Certain Factors Outside of Our Control May Affect Our Ability to Support the Carrying Value of Goodwill

     At December 31, 2004, the carrying value of our goodwill was approximately $3.0 billion or 24% of our total assets. Such goodwill has been assigned to our Merchant Banking ($1.6 billion) and Exploration ($1.1 billion) Segments, and to various mine site reporting units ($0.3 billion in the aggregate). This goodwill arose in connection with our February 2002 acquisitions of Normandy and Franco-Nevada, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy and Franco-Nevada. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the fair value of our reporting units to their carrying values.

     Based on valuations of the Merchant Banking and Exploration Segments, we concluded that the fair values significantly exceeded the respective carrying values as of December 31, 2004. The fair values of the reporting units are based in part on certain factors that may be partially or completely outside of our control, such as the investing environment, the discovery of proven and probable reserves, commodity prices and other factors. In addition, certain of the assumptions underlying the December 31, 2004 Merchant Banking and Exploration valuations may not be easily achieved by us, even though such assumptions were based on historical experience and we consider such assumptions to be reasonable under the circumstances.

     At December 31, 2004, the $1.6 billion carrying value of the Merchant Banking Segment goodwill represented approximately 65% of the carrying value of the total assets of the Merchant Banking Segment. The December 31, 2004 discounted cash flow analysis for the equity portfolio sub-segment of the Merchant Banking Segment assumed: (i) a discount rate of 9%; (ii) a time horizon of ten years; (iii) pre-tax returns on investment ranging from 35% starting in 2005 and gradually declining to 15% in 2012 through 2014; (iv) an initial equity portfolio investment of approximately $0.5 billion; (v) capital infusions of $50 million annually for the next three years; and (vi) a terminal value of approximately $2.2 billion. The December 31, 2004 discounted cash flow analysis for the royalty portfolio sub-segment of the Merchant Banking Segment assumed:
(i) a discount rate of 9%; (ii) a time horizon of ten years; (iii) an annual growth rate of 5% in the royalty portfolio; and (iv) a pre-tax rate of return on investment of 13%. The December 31, 2004 discounted cash flow analysis for the value realization sub-segment of the Merchant Banking Segment assumed: (i) a discount rate of 9%; (ii) a time horizon of ten years; and (iii) a pre-tax advisory fee of 5% on approximately $0.5 billion of transactions and value-added activities in 2005, with the dollar amount of such transactions and activities increasing by 5% annually thereafter. The December 31, 2004 discounted cash flow analysis for the downstream gold refining sub-segment of the Merchant Banking Segment assumed: (i) a discount rate of 9%; (ii) a time horizon of ten years; and (iii) a pre-tax annual return on investments of $4.2 million. The December 31, 2004 discounted cash flow analysis assumed a combined terminal value for the royalty portfolio, portfolio management and downstream gold refining sub-segments of approximately $0.7 billion.

     At December 31, 2004, the $1.1 billion carrying value of the Exploration Segment goodwill represented approximately 98% of the carrying value of the total assets of the Exploration Segment. Based on the review of historical additions to proven and probable reserves and on management's expectation of the growth rate and levels of reserve additions that could be expected to continue in the future, the discounted cash flow model developed to value the Exploration Segment at December 31, 2004 assumed that (i) the Exploration Segment would be responsible for 11.0 million ounces of additions to proven and probable reserves in 2005; (ii) such additions would increase by 5% annually; and (iii) approximately 9.1%, 8.7%, 8.3% and 7.9% of additions in years 2005, 2006, 2007 and 2008, respectively, would represent ounces that had previously been valued in the Normandy purchase accounting. In addition, the discounted cash flow model for the Exploration Segment assumed, among other matters: (i) a 16-year time horizon, including a seven-year time lapse between additions to proven and probable reserves and the initiation of production and a five-year production period; (ii) a discount rate of 8%; (iii) a terminal value of approximately $5.8 billion; (iv) an average gold price of $375 per ounce during the time horizon;
(v) total cash costs per ounce of $230; and (vi) capital costs of $50 per ounce. We believe that any model used to value the Exploration Segment will need to take into account the relatively long time horizon required to evaluate the activities of the Exploration Segment.

     In the absence of any mitigating valuation factors, our failure to achieve one or more of the December 31, 2004 valuation assumptions will over time result in an impairment charge. Accordingly, no assurance can be given that significant non-cash impairment charges will not be recorded in the future due to possible declines in the fair values of our reporting units. For a more detailed description of the estimates and assumptions involved in assessing the recoverability of the carrying value of goodwill, see the discussion under "Critical Accounting Policies" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our most recently completed fiscal year.

                                USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of any securities will be used for general corporate purposes including the repayment of debt, acquisitions, additions to working capital and capital expenditures.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table contains our ratios of earnings to fixed charges for the periods indicated. Earnings in 2001 were inadequate to cover fixed charges with a deficiency of $43.8 million.

                                         Year ended December 31,
       Three months ended
         March 31, 2005          2004     2003     2002     2001    2000
         --------------          ----     ----     ----     ----    ----

               7.8               10.6      9.8      2.9     ---     1.4

     The following table contains our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. Earnings in 2001 were inadequate to cover fixed charges and preferred stock dividends with a deficiency of $66.8 million.

                                         Year ended December 31,
       Three months ended
          March 31, 2005         2004      2003     2002     2001    2000
          --------------         ----      ----     ----     ----    ----

               7.8               10.6      9.8       2.7     ---     1.2

     For the purposes of these tables, fixed charges are calculated by adding the following:

       o    net interest expensed,

       o    interest capitalized,

       o    an estimate of the interest within rental expense and

       o preferred stock dividend requirements of consolidated subsidiaries, if any.

     For purposes of these tables, earnings are calculated by adding:

       o pre-tax income before income taxes, equity income and impairment of affiliates and cumulative effect of a change in accounting principle,

       o    net interest expensed,

       o    amortization of capitalized interest,

       o    an estimate of the interest within rental expense,

       o    income of equity investees, and

       o    minority interest of consolidated subsidiaries

       and then subtracting:

       o    losses of equity investees, and

       o preferred stock dividend requirements of consolidated subsidiaries, if any.

The term "equity investees" means investments that we account for using the equity method of accounting. The term "preferred stock dividend" means the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws. Copies of our certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

     As of April 30, 2005, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

  o 5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

  o 750,000,000 shares of common stock, par value $1.60 per share, of which (1) 412,295,397 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of common stock of Newmont Mining on a ten-for-one basis and (2) 33,662,028 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited ("Newmont Canada"), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

     The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

     The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

     Holders of our common stock may receive dividends when, as and if declared by our Board out of funds of Newmont Mining legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

     As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

     Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

     Holders of shares of our special voting share are entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of our capital stock" includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in "-- Special Voting Stock" beginning on page 8 of this prospectus.

     Special meetings of our stockholders may be called by our Board of Directors or by the Chairman of the

Board or by our President, and will be called by the Chairman of the Board or by our President or Secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our Board of Directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

     Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our Board of Directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

     Our Board of Directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

     In the event of any liquidation, dissolution or winding up of Newmont Mining, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont Mining, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

     Newmont Mining common stock is not redeemable or convertible.

Other Provisions

     All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any securities of Newmont Mining.

Listing

     Our common stock trades on the New York Stock Exchange under the symbol "NEM." ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

     Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

Newmont Mining CDIs

     The Newmont Mining Australian CHESS depositary interests (the "CDIs") are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) ("CDN"), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The Newmont Mining CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend Newmont Mining stockholders' meeting. The Newmont Mining CDIs are convertible at the option of the holders into our common stock on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock - General

     Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

          o  voting powers,

          o  designations,

          o  preferences,

          o  the relative participating and option or other rights,

          o  qualifications, and

          o  limitations and restrictions.

Special Voting Stock

     The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock. The certificate of designations is an exhibit to the registration statement of which this prospectus is a part.

     Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of Newmont Mining's board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect Newmont Mining.

Ranking

     With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont Mining, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of capital stock of Newmont Mining.

Dividend Rights

     The special voting share is not entitled to receive dividends.

     Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our Board of Directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

     Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to Newmont Mining on which our stockholders are entitled to vote.

     The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

     So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

          (1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

            o issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

            o issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

            o issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont Mining of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

            o subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

            o reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

            o reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

          (2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our Board, or is otherwise effected or to be effected with the consent or approval of the our Board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

     In the event of the liquidation, dissolution or winding-up of Newmont Mining, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

     In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

     The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person are outstanding, the special voting share will automatically be redeemed for $0.001.

     Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

     On or at any time after the seventh anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada's obligation to redeem the exchangeable shares will terminate.

Listing

     The exchangeable shares are listed on the Toronto Stock Exchange under the symbol "NMC".

Anti-Takeover Provisions

     Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

     Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

  o a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

  o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

  o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

  o our Board approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

  o we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

     Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more common stock warrant agreements between us and a bank or trust company as common stock warrant agent. The common stock warrant agent will be our agent and will not assume any obligations to any owner of the warrants. The following is a summary of the material terms of the separate common stock warrant agreements. This summary is qualified in its entirety by reference to the form of common stock warrant agreement, a copy of which is an exhibit to our registration statement of which this prospectus forms a part.

General

     Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

     o  the type and number of warrants,

     o the amount of related common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such common stock,

     o  the expiration date of each warrant,

     o  the exercise date of each warrant,

     o  the offering price and currency of each warrant,

     o if applicable, the designation and terms of the securities with which each warrant can be issued,

     o any provision dealing with the date on which the warrants and related securities will be separately transferable,

     o  any provision granting a mandatory or an optional redemption provision,

     o  the identity of the common stock warrant agent,

     o  the form of the warrant certificates and

     o  any other terms of the warrant.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

Exercise of Common Stock Warrants

     To exercise warrants, the holder must provide the common stock warrant agent with the following:

     o  payment of the exercise price,

     o certain information required as described on the reverse side of the warrant certificates,

     o  the number of warrants to be exercised and

     o  an executed and completed warrant certificate.

     The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. The exercise price and the number of shares of common stock that each warrant can purchase will be subject to adjustment in certain events, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. No adjustment will be required until cumulative adjustments require an adjustment of at least 1%.

     From time to time, we may reduce the exercise price. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. If we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Common Stock Warrant Agreement

     The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

     o  to cure any ambiguity;

     o to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     o to add new provisions regarding certain matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

     Newmont Mining may offer:

     o  senior debt securities guaranteed by Newmont USA and

     o  subordinated debt securities guaranteed by Newmont USA.

     Any senior debt securities will be issued under an indenture between Newmont Mining, Newmont USA and Citibank, N.A., as trustee. Any subordinated debt securities will be issued under a separate indenture between Newmont Mining, Newmont USA and Citibank, N.A., as trustee. All references in this section to debt securities are references to both the senior debt securities and the subordinated debt securities. All references to the indentures are references to both the indenture for senior debt securities and the indenture for the subordinated debt securities. All references to the trustee include both the trustee for the senior debt securities and the trustee for the subordinated debt securities. All references to "we", "us" or "our" are references to Newmont Mining.

     The following description of the debt securities summarizes certain of the material provisions of the indentures and the debt securities. This summary of the indentures and the debt securities is qualified in its entirety by reference to the Trust Indenture Act of 1939 and the forms of indentures. We have filed the indentures as exhibits to our registration statement of which this prospectus forms a part.

     The debt securities will be our unsecured indebtedness. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate in right of payment to our senior debt securities as well as our other indebtedness that we now or may have in the future. The subordination provisions of the subordinated debt securities are discussed in greater detail below.

     The guarantee of the senior debt securities will constitute an unsecured, unsubordinated obligation of Newmont USA and will rank equally with all other unsecured and unsubordinated obligations of Newmont USA. The guarantee of the subordinated debt securities will constitute an unsecured obligation of Newmont USA and will be subordinated in right of payment to all senior or secured indebtedness that Newmont USA has now or may have in the future. The subordination provisions relating to the guarantee of the subordinated debt securities are discussed in greater detail below.

     Neither indenture limits the amount of debt securities that we may issue under such indenture. Unless we state otherwise in the prospectus supplement, neither indenture limits the amount of other debt that we can issue.

     Both indentures allow us to issue debt securities in one or more series with different terms. The indentures provide that debt securities of a single series can be issued at different times with different interest rates, redemption and repayment provisions. The particular terms of any series of debt securities being offered will be set forth in the prospectus supplement that relates to that series. These terms will include some or all of the following:

     o the title of the debt securities and whether such debt securities are senior or subordinated,

     o the total principal amount and permitted denomination of the debt securities,

     o the percentage of the principal amount of the debt securities at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated,

     o the currency or currencies in which the principal and interest on the debt securities will be payable,

     o  the dates on which the principal of the debt securities will mature,

     o the interest rate for the debt securities or the method that will be used to determine the interest rate,

     o the dates on which interest on the debt securities will be payable and the manner in which interest will be paid,

     o  any mandatory or optional repayment or redemption provisions,

     o  any sinking fund provisions,

     o any index used to determine the amount of payments of principal and/or interest,

     o  any additional payment provisions,

     o any provision relating to the issuance of discounted debt securities and

     o in the case of debt securities that are convertible into common stock, the conversion price, the period during which the debt securities may be converted and any other terms of conversion which may differ from the applicable indenture.

     Some of the debt securities may be sold at a substantial discount below their stated principal amount and may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

Newmont USA Guarantees

     Newmont USA will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, any premium and any interest on the senior debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Newmont USA.

     Newmont USA will unconditionally guarantee on a subordinated basis the due and punctual payment of the principal of, any premium and any interest on the subordinated debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantee of the subordinated debt securities will be subordinated as described in greater detail below.

     Newmont USA's obligations under the guarantee of the debt securities will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the debt securities or the applicable indenture. Newmont USA also will waive any right to require a proceeding against Newmont Mining before its obligations under the guarantees shall become effective.

Convertibility of the Debt Securities

     The holders of debt securities of a specified series that are convertible into shares of common stock of Newmont Mining will be entitled at certain times specified in the prospectus supplement to convert any such securities into common stock. The conversion price and other terms of the conversion will be set forth in the prospectus supplement.

Subordination of Subordinated Debt Securities

     The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of senior indebtedness of Newmont Mining.

     The term "senior indebtedness" means the principal of and any premium and interest on any of our indebtedness outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by us after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

     Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to us or our property:

     o the holders of our senior indebtedness will be entitled to receive payment in full of all obligations before payment is made to any holders of the subordinated debt securities and

     o until all obligations with respect to our senior indebtedness are paid in full, any payment to which the holders of the subordinated debt securities would be entitled shall be made to the holders of our senior indebtedness.

     In addition, we may not make any payment on account of the subordinated debt securities, if:

     o  any of our senior indebtedness is not paid when due or

     o any other default on our senior indebtedness occurs and the maturity of such senior indebtedness is accelerated.

     If there is a default with respect to any of our senior indebtedness other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send to us written notice stating that there has been a default. After receipt of such notice, we may not make any payments on the subordinated debt securities until the earlier of:

     o  179 days after the receipt of the notice,

     o the date on which the default which gave rise to the notice is no longer continuing,

     o the date that the default has been waived and any acceleration has been rescinded in writing or

     o  the date when the applicable senior indebtedness has been paid in full.

     Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to our senior indebtedness during such period.

     After all of our senior indebtedness is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of our senior indebtedness to receive distributions applicable to the senior indebtedness.

Subordination of Guarantee of Subordinated Debt Securities

     Newmont USA's guarantee of the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of the senior indebtedness of Newmont USA.

     The term "senior indebtedness" means, with respect to Newmont USA, the principal of and any premium and interest on any indebtedness of Newmont USA outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by Newmont USA after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

     Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to Newmont USA or its property:

      o the holders of senior indebtedness will be entitled to receive payment in full of all obligations before payment is made under the guarantee of the subordinated debt securities and

      o until all obligations with respect to senior indebtedness are paid in full, any payment to which the holders of subordinated debt securities would be entitled pursuant to the guarantee of the subordinated debt securities will be made to the holders of senior indebtedness.

     In addition, Newmont USA may not make any payment on account of the subordinated debt securities, if:

      o  any senior indebtedness of Newmont USA is not paid when due or

      o any other default on senior indebtedness of Newmont USA occurs and the maturity of such senior indebtedness is accelerated.

     If there is a default with respect to any senior indebtedness of Newmont USA other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send Newmont USA written notice stating that there has been a default. After receipt of such notice, Newmont USA may not make any payments on the guarantee of the subordinated debt securities until the earlier of:

     o  179 days after the receipt of the notice,

     o the date on which the default which gave rise to the notice is no longer continuing,

     o the date that the default has been waived and any acceleration has been rescinded in writing or

     o  the date when the applicable senior indebtedness has been paid in full.

     Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness of Newmont USA during such period.

     After all senior indebtedness of Newmont USA is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until Newmont USA's obligations under the guarantee of the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness of Newmont USA to receive distributions applicable to the senior indebtedness.

Global Notes, Delivery and Form

     The debt securities may be issued in the form of one or more global notes that will be deposited with a depositary identified in a prospectus supplement. Each note will be registered in the name of the depositary's nominee. Unless a global note is exchanged in whole or in part for debt securities in definitive form, a global note may generally be transferred only as a whole and only to another nominee of the depositary or to a successor depositary or its nominee.

     Unless otherwise stated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, New York, New York. Currently, it limits the maximum denomination of any single global note to

$500 million. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant's accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

     Pursuant to DTC's procedures, upon issuance of debt securities represented by a global note in connection with the sale of the debt securities to one or more underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global note will be shown

     o  on DTC's records with respect to participants;

     o by the participants with respect to indirect participants and certain beneficial owners; and

     o by the indirect participants with respect to all other beneficial owners.

     The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in a global note may be limited.

     Under the indentures, if the nominee of DTC is the registered owner of a global note, the nominee will be considered the sole owner or holder of the debt securities. Except as provided below, owners of a global note will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approval to the trustee. However, DTC has advised us that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the trustee assigning the related holder's voting rights to the participant to whose account the debt securities are credited on the record date. Each proxy will include a list of participants' positions in the relevant security as of the record date for a consent or vote.

     We will wire to DTC's nominee principal and interest payments with respect to global notes. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes or for maintaining and reviewing any records relating to the beneficial ownership interest.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their holdings of beneficial interests in the global notes as shown on DTC's records. DTC's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global notes, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the underwriters, the trustee or us.

     Debt securities represented by a global note will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days or

     o we determine not to have the debt securities represented by global notes.

     If any of these events occur, DTC will generally notify all direct participants of the availability of definitive debt securities. These securities will be issued in denominations of $1,000 and multiples thereof, in registered form only, and without coupons. We will maintain one or more offices or agencies in New York City to facilitate the transfer or exchange of the global notes. You will not be required to pay any service charges for any transfer or exchange, but we may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.

Same-Day Settlement in respect of Global Notes

     Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

Restrictive Covenants Required by the Indenture

     The indenture for the senior debt securities requires us to comply with certain restrictive covenants. Some of the provisions are described below. All series of senior debt securities issued under the indenture will be entitled to the benefits of the covenants described below except for any series of senior debt securities that provides that they are not entitled to the benefits of the covenants described below.

Definition of Attributable Debt

     "Attributable Debt" means, with respect to any lease, the present value of the total net rental payments during the remaining term of the lease. The present value will be determined by using the discount rate implicit in the terms of the lease as determined by two of our officers and will be compounded semiannually. The net amount of rent we may pay under any lease for any period is the amount of rent payable for the period but excluding payments for maintenance, repairs, insurance, taxes, assessments, water rates or similar charges. For any lease which we may terminate by paying a penalty, the net amount of rent will include the penalty, but no rent will be included after the first date that the lease may be terminated.

Definition of Consolidated Net Tangible Assets

     "Consolidated Net Tangible Assets" means the aggregate amount of assets minus the following:

     o  applicable reserves and other properly deductible items,

     o all current liabilities excluding (1) those that the borrower may extend or renew to a time more than 12 months after the time the amount of the liability is being computed, (2) current maturities of long-term indebtedness and (3) capital lease obligations and

     o  all goodwill shown on our balance sheet.

Definition of Funded Debt

     "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the determination date or having a maturity of less than 12 months but that the borrower may renew or extend beyond 12 months.

Definition of Principal Property

     "Principal Property" means any mine, plant or other facility, the land upon which it stands and the fixtures that are a part of it, (1) which is used primarily for mining and processing and is located in the U.S. and (2) the net book value of which exceeds 5% of Consolidated Net Tangible Assets. Principal Property does not include (1) any mine, plant or facility which, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular mine, plant or facility which is not of material importance to the use or operation of the mine, plant or facility.

Definition of Restricted Subsidiary

     "Restricted Subsidiary" means any Subsidiary (1) with substantially all of its property located, or carrying on substantially all of its business, within the U.S. and (2) which owns a Principal Property. "Restricted Subsidiary", however, does not include any Subsidiary whose primary business consists of (1) financing operations in connection with leasing and conditional sales transactions on behalf of us and our Subsidiaries, (2) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) being a finance company.

Definition of Subsidiary

     "Subsidiary" is defined as any corporation or entity in which we or one or more of our Subsidiaries directly or indirectly owns a majority of the voting interests.

Limitation on Liens

     The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from incurring, issuing, assuming or guarantying any debt for money borrowed or any debt evidenced by notes, bonds, debentures or other similar documents ("Debt") secured by any mortgage, security interest or other liens (collectively, "Mortgages") on any Principal Property or shares of stock or indebtedness of any Restricted Subsidiary, without securing all outstanding series of debt securities under the applicable indenture (other than any series of debt securities that provide that the debt securities of the series are not entitled to the benefit of this covenant) equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed. This restriction, however, will not apply if the sum of the following does not exceed 10% of Consolidated Net Tangible Assets:

     o  the aggregate principal amount of such secured Debt,

     o  all secured Debt which would otherwise be prohibited, and

     o all of our and our Restricted Subsidiary's Attributable Debt in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

     The restriction described above also will not apply to debt for borrowed money secured by the following:

     o Mortgages on property, stock or Debt of any entity existing at the time it becomes a Restricted Subsidiary,

     o Mortgages to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary,

     o Mortgages for taxes, assessments or governmental charges or levies (1) that are not yet due and delinquent or (2) the validity of which is being contested in good faith,

     o Mortgages of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Mortgages, or deposits to obtain the release of these Mortgages,

     o Mortgages arising under attachment or restraint or similar legal process and the execution or enforcement of which is stayed and which are being contested in good faith,

     o Mortgages (1) to secure public or statutory obligations, (2) to secure payment of workmen's compensation, (3) to secure performance in connection with tenders, leases of real property, bids or contracts or
        (4) to secure (or in lieu of) surety or appeal bonds, and Mortgages made in the ordinary course of business for similar purposes,

     o Mortgages in favor of the United States, any state in the United States, or any foreign governmental entity to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the Mortgage,

     o Mortgages on property (including capitalized leases), stock or Debt of a corporation (1) existing at the time we or our Restricted Subsidiary acquired the entity, (2) that secure the payment of the purchase price, construction cost or improvement cost of the property, stock or Debt or
        (3) that secure any Debt incurred prior to, at the time of, or within one year after we or our Restricted Subsidiary acquired the property, shares or Debt, completed the construction on or commenced commercial operation of the property for the purpose of financing the purchase price or construction cost,

     o  Mortgages existing at the date of the applicable indenture and

     o any extension, renewal or replacement of any of the Mortgages enumerated above that does not increase the Debt and that is limited to all or a part of the same property, stock or Debt that secured the original mortgage.

     The restrictions discussed above also will not apply to (1) any gold-based loan or forward sale arrangement and (2) Mortgages on property that we or any Restricted Subsidiary own or lease to secure our or a Restricted Subsidiary's proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring or conducting operations for the recovery, processing or sale of the mineral resources of the property.

Limitation on Sales and Leasebacks

     The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from entering into any arrangement with any third party lender or investor under which we or any Restricted Subsidiary will lease for a period, including renewals, in excess of three years, any Principal Property if we or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the Principal Property or after completion of construction and commencement of full operation of the Principal Property, to the lender or investor or to any person to whom funds have been or will be advanced by the lender or investor on the security of the Principal Property (herein referred to as a "sale and lease-back transaction"), unless:

     o we or any Restricted Subsidiary could create Debt secured by a mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above or

     o we apply within 180 days after the sale or transfer an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

        (a) the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale or

        (b) the retirement of our Funded Debt or that of a Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

     The amount to be applied to the retirement of Funded Debt, however, will be reduced by:

      o the principal amount of any debt securities of any series delivered within 180 days after such sale to the trustee for retirement and cancellation,

      o if the debt securities of any series are original issue discount debt securities or provide that an amount other than the face value is payable upon maturity or a declaration of acceleration, the amount that is due and payable with respect to such series pursuant to Section 4.1 of each of the indentures delivered within 180 days after such sale to the trustee for retirement and cancellation and

      o the principal amount of Funded Debt, other than the debt securities, voluntarily retired within 180 days after such sale.

Merger and Consolidation

Newmont Mining

     We may consolidate or merge with or into any other entity and may sell, transfer or lease all of our property or substantially all of our property to any entity, if:

     o the entity, if other than us, which resulted from or received the property expressly assumes by supplemental indenture the due and punctual payment of the principal of and any premium or interest on the debt securities and the performance and observance of each agreement to be performed or observed by us under the debt securities and the indentures; and

     o immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Newmont USA

     Newmont USA may consolidate or merge with or into any other corporation and may sell, transfer or lease all of its property or substantially all of its property, if:

     o the entity, if other than Newmont USA, which resulted from or received the property expressly assumes by supplemental agreement the due and punctual performance and observance of each agreement to be performed or observed by Newmont USA under the debt securities and the indentures; and

     o immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Event of Default

     "Event of Default", when used in each of the indentures with respect to any series of debt securities, will mean any of the following:

     o failure to pay interest on any debt security of the series for 30 days after it is due,

     o failure to pay the principal or any premium on any debt security of the series when it is due,

     o failure to pay any sinking fund payment on any debt security of the series when it is due,

     o failure to perform any other covenant in the applicable indenture for the benefit of the series of debt securities that continues for 90 days after we have been given written notice of that failure,

     o events of bankruptcy, insolvency or reorganization of Newmont Mining or Newmont USA.

     o Newmont USA's guarantee of the debt securities of the series ceases to be in full force or effect except as contemplated by the terms thereof or Newmont USA denies or disaffirms its obligations under the guarantee, or

     o  any other Event of Default specified for the series of debt securities.

     Within 90 days after a default occurs with respect to any series of debt securities, the trustee must notify the holders of the debt securities of the series of the default if we have not remedied it. Default is defined to include the events listed above without any grace periods. The trustee may withhold notice to the holders of the debt securities of any default except in the payment of principal, premium, interest or sinking fund payment if it in good faith considers the withholding of notice in the interest of all of the holders of the debt securities of the series. We are required to file an annual certificate with the trustee about any default by us under any provisions of the applicable indenture.

     If any Event of Default occurs and continues for any series of debt securities, the trustee or the holders of at least 25% of the principal amount of the debt securities of the outstanding series may declare the principal and interest accrued on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of at least a majority of the aggregate principal amount of the debt securities of that series can annul the declaration. In addition, past defaults other than in payments of principal and interest may also be waived by the same vote.

     If an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority of the principal amount of the affected series of debt securities then outstanding may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power given to or conferred upon the trustee under the indentures, for the series of debt securities.

     The trustee does not have to exercise any of its rights or powers under either of the indentures at the direction of any holders of notes unless the holders offer the trustee reasonable indemnity or reasonable security against expenses and liabilities.

     The Trust Indenture Act of 1939 requires that we file with the trustee annually a written statement regarding the presence or absence of certain defaults.

Defeasance

Defeasance and Discharge of Obligations

     Under the indentures, Newmont Mining will be discharged from its non-administrative obligations under the debt securities of any series, and Newmont USA will be discharged from its obligations under the guarantee of debt securities of that series, if we deposit with the trustee in trust sufficient money and/or U.S. government securities to pay the interest and principal due on the stated due date of those payments. This trust may only be established if, among other things, we deliver to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of this defeasance and will be subject to federal income tax, as if this defeasance had not occurred.

Defeasance of Certain Covenants and Certain Events of Default

     The indenture for the senior debt securities provides that we may be released from our obligation to comply with the covenants limiting liens and sale and leaseback transactions, and with any related Event of Default if we deposit with the trustee in trust money and/or U.S. government securities which provide for payment of the principal of and each installment of interest on the debt securities due on the stated maturity of such payments. Our other obligations under the indenture and the senior debt securities of such series and other Events of Default and Newmont USA's obligations under the related guarantee would remain in full force and effect. The trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of the senior debt securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of a deposit and defeasance of the covenants and the Event of Default noted above and will be subject to federal income tax as would have been the case if such deposit and defeasance had not occurred.

     If we exercise the option described in this section and the debt securities of a series are declared due and payable because of the occurrence of an Event of Default other than the Event of Default related to the covenants limiting liens and sale and leaseback transactions, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the senior debt securities of a series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the Event of Default.

Changes to Indentures

     Under each of the indentures, Newmont Mining, Newmont USA and the trustee may modify the rights and obligations of Newmont Mining and Newmont USA and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indentures affected by the modification. However, we must get the consent of the holder of each debt security affected to make the following changes to the debt securities:

     o  an extension of the fixed maturity of any debt security,

     o  a reduction of the principal amount payable on any debt security,

     o  a reduction in the rate of interest payable on any debt security,

     o  a change in currency in which payments are made,

     o  an extension of the time of payment of interest,

     o a modification that affects adversely any right of a holder of a debt security to repayment,

     o a reduction in the principal amount of an original issue discount debt security due and payable upon a acceleration of the maturity,

     o  an adverse change in or elimination of conversion rights,

     o a reduction in the portion of the principal amount of a debt security provable in bankruptcy,

     o  a reduction in amounts payable upon redemption,

     o  a reduction in the rate of interest payable on overdue amounts and

     o a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.

     Under each of the indentures, we can make certain modifications to the applicable indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger, the replacement of the trustee and for certain other purposes.

Duties and Powers of the Trustee

     Except during the continuance of an Event of Default, the trustee under each of the indentures will perform only the duties set forth in the applicable indenture. During the continuance of any Event of Default, the trustee will exercise the rights and powers given it under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under similar circumstances in the conduct of his own affairs.

     The trustee may acquire and hold our securities and, subject to certain conditions, otherwise deal with us as if it were not trustee.

     We currently conduct banking transactions with the trustee in the ordinary course of our business.

                     DESCRIPTION OF DEBT SECURITY WARRANTS

     We may issue warrants for the purchase of debt securities. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more debt security warrant agreements between us and a bank or trust company as debt security warrant agent. The debt security warrant agent will be our agent and will not assume any obligations to any owner of the debt security warrants. We have summarized below certain material provisions of the separate debt security warrant agreements. This summary is qualified in its entirety by reference to the debt security warrant agreement.

General

     Under the debt security warrant agreement, the warrants may be issued in one or more series. The prospectus supplement and the debt security warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

     o  the type and number of warrants,

     o the aggregate principal amount of related debt securities for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such debt securities,

     o  the expiration date of each warrant,

     o  the exercise date of each warrant,

     o  the offering price and currency of each warrant,

     o if applicable, the designation and terms of the securities with which each warrant can be issued,

     o any provision dealing with the date on which the warrants and related securities will be separately transferable,

     o  any provision granting a mandatory or an optional redemption provision,

     o  the identity of the debt security warrant agent,

     o  the form of the debt security warrant certificates and

     o  any other terms of the warrant.

     The warrants will be represented by certificates. The warrants may be exchanged pursuant to the procedure outlined in the debt security warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the debt securities issuable upon exercise of the warrant.

Exercise of Debt Security Warrants

     To exercise warrants, the holder must provide the debt security warrant agent with the following:

     o  payment of the exercise price,

     o certain information required by the reverse side of the warrant certificates,

     o  the number of warrants to be exercised and

     o  an executed and completed warrant certificate.

     The debt security warrant agent will issue a new warrant certificate for any warrants not exercised. From time to time, we may reduce the exercise price.

Modification of the Debt Security Warrant Agreement

     The debt security warrant agreement will permit us and the debt security warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     o  to cure any ambiguity,

     o to correct or supplement any provision which may be defective or inconsistent with any other provisions or

     o to add new provisions regarding certain matters or questions that we and the debt security warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                              PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus

     o  through agents,

     o  through underwriters or dealers, or

     o  directly to one or more purchasers.

     In addition, we may issue shares of common stock pursuant to this prospectus upon conversion or exchange of other securities issued by us or our affiliates. The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices. The fixed price may be changed to reflect market prices prevailing at the time of sale at negotiated prices.

     Except for the common stock, the securities will have no established trading market. Underwriters and agents to whom securities are sold for public offering and sale may make a market in the securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot guarantee that there will be a market for the securities.

     In connection with the sale of offered securities, underwriters may receive compensation from us or from purchasers of offered securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions and commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. We will identify any underwriters, dealers, agents or direct purchasers and describe their compensation in the prospectus supplement.

     We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933,as amended, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase debt securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The underwriters and dealers will not have any responsibility for the validity and performance of these contracts.

                                 LEGAL OPINION

     White & Case LLP will issue for us an opinion about the legality of the offered securities.

                                    EXPERTS

     The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Nusa Tengarra Partnership V.O.F., an equity investee of Newmont, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus:

     o  Annual Report on Form 10-K for the year ended December 31, 2004;

     o  Quarterly report on Form 10-Q for the quarter ended March 31, 2005;

     o Current Reports on Form 8-K filed on January 5, 2005, January 12, 2005, February 3, 2004, February 24, 2005, March 2, 2005, March 3, 2005,
        March 22, 2005, April 27, 2005 and May 2, 2005; and

     o The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

     Newmont Mining Corporation
     1700 Lincoln Street
     Denver, Colorado  80203
     Attn:  Office of the Secretary
     (303) 863-7414

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     Newmont USA is our consolidated wholly owned subsidiary. Newmont USA is not required to file separate reports with the SEC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

         SEC filing fee......................................$    70,620
         Accounting fees and expenses........................$    60,000
         Legal fees and expenses ............................$   300,000
         Warrant Agent's fees................................$     2,500
         Transfer Agent's fees...............................$     2,500
         Trustee's fees......................................$    10,000
         Rating agency fees..................................$   200,000
         Printing and engraving expenses.....................$    50,000
         Miscellaneous.......................................$    10,380
                                                             -----------

         Total...............................................$   706,000
--------------------

*All estimates except for filing fee.

Item 15.  Indemnification of Directors and Officers.

     Each of Article Tenth of the Certificate of Incorporation of Newmont Mining and Article VIII of the Restated Certificate of Incorporation of Newmont USA provides that its directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

     The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

     Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Item 16.  Exhibits.

Exhibit
Number                         Description of Documents
------                         ------------------------

1.1 Proposed form of Underwriting Agreement relating to the Common Stock, the Preferred Stock, the Depositary Shares and the Common Stock Warrants.

1.2 Proposed form of Underwriting Agreement relating to the Debt Securities and the Debt Security Warrants.

4.1 Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Appendix F to Newmont Mining Corporation's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.2 Certificate of Amendment to the Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.4 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.3       By-Laws of Newmont Mining Corporation. Incorporated by reference to
          Exhibit 3(g) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

4.4 Certificate of Designations of Special Voting Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.3 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.6 Indenture dated as of March 17, 2005, among Newmont Mining Corporation, Newmont USA Limited and Citibank, N.A., as trustee ("Citibank") (including the form of Senior Debt Securities) (the "Senior Indenture"). Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 22, 2005.

4.7 Indenture relating to the Subordinated Debt Securities, to be dated on or about the date of first issuance of Subordinated Debt Securities thereunder, among Newmont Mining Corporation, Newmont USA Limited and Citibank, N.A., as trustee (including the form of Subordinated Debt Securities) (the "Subordinated Indenture"). Incorporated by reference to Exhibit 4.3 to Newmont Mining Corporation's Registration Statement on Form S-3/A (File No. 333-87100), filed with the Securities and Exchange Commission on April 23, 2003.

4.8 Form of Common Stock Warrant Agreement (including form of Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form S-3 (No. 33-54249).

5         Opinion of White & Case LLP.

12.1 Computation of Ratio of Earnings to Fixed Charges for the five-year period ended December 31, 2004. Incorporated by reference to Exhibit
          12.2 to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

12.2 Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends for the five-year period ended December 31, 2004. Incorporated by reference to Exhibit 12.1 to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

12.3 Computation of Ratio of Earnings to Fixed Charges for the three-month period ended March 31, 2005. Incorporated by reference to Exhibit 12.1 to Newmont Mining Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of White & Case LLP (included in Exhibit 5).

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation.

24.2      Power of Attorney of certain officers and directors of Newmont USA
          Limited.

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as Indenture Trustee under the Senior Indenture.

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as Indenture Trustee under the Subordinated Indenture.

Item 17.  Undertakings.

          The undersigned Registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by one of the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Newmont Mining's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of May, 2005.

                                   NEWMONT MINING CORPORATION

                                    By    /s/ Britt D. Banks
                                      ------------------------------------------
                                      Britt D. Banks
                                      Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                             Date
---------                      -----                             ----
          *
-------------------------
Glen A. Barton                 Director                          May 12, 2005

          *
-------------------------
Vincent A. Calarco             Director                          May 12, 2005

          *
-------------------------
Michael S. Hamson              Director                          May 12, 2005

          *
-------------------------
Leo I. Higdon, Jr.             Director                          May 12, 2005

          *
-------------------------
Pierre Lassonde                President and Director            May 12, 2005

          *
-------------------------
Robert J. Miller               Director                          May 12, 2005

          *                    Chairman of the Board and
-------------------------      Chief Executive Officer
Wayne W. Murdy                 (Principal Executive Officer)     May 12, 2005

          *
-------------------------
Robin A. Plumbridge            Director                          May 12, 2005

          *
-------------------------
John B. Prescott               Director                          May 12, 2005

          *
-------------------------
Donald C. Roth                 Director                          May 12, 2005

          *
-------------------------
Seymour Schulich               Director                          May 12, 2005

          *
-------------------------
James V. Taranik               Director                          May 12, 2005

          *
-------------------------
Bruce D. Hansen                Vice President and                May 12, 2005
                               Chief Financial Officer
                               (Principal Financial Officer)

          *
-------------------------
Russell Ball                   Vice President and Controller     May 12, 2005
                               (Principal Accounting Officer)


*By /s/ Britt D. Banks
    ---------------------
    Britt D. Banks.
    As Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of May, 2005.

                                        NEWMONT USA LIMITED

                                        By  /s/ Sharon E. Thomas
                                          -------------------------------------
                                           Sharon E. Thomas
                                           Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                             Date
---------                      -----                             ----
          *
-------------------------
David H. Francisco             Chairman of the Board and         May 12, 2005
                               Director

          *
-------------------------
Britt D. Banks                 Vice President, General Counsel,  May 12, 2005
                               Secretary and Director
          *
-------------------------
Bruce D. Hansen                Director                          May 12, 2005


          *
--------------------------
Pierre Lassonde                Director                          May 12, 2005


          *
--------------------------
Richard M. Perry               President and Director            May 12, 2005
                               (Principal Executive Officer)

          *
--------------------------
Thomas P. Mahoney              Vice President and Treasurer      May 12, 2005
                               (Principal Financial Officer)

          *
--------------------------     Vice President and Controller     May 12, 2005
Russell D. Ball                (Principal Accounting Officer)




*By  /s/ Sharon E. Thomas
     ---------------------
     Sharon E. Thomas
     As Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                              Description of Documents

1.1 Proposed form of Underwriting Agreement relating to the Common Stock, the Preferred Stock, the Depositary Shares and the Common Stock Warrants.

1.2 Proposed form of Underwriting Agreement relating to the Debt Securities and the Debt Security Warrants.

4.1 Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Appendix F to Newmont Mining Corporation's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.2 Certificate of Amendment to the Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.4 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.3       By-Laws of Newmont Mining Corporation. Incorporated by reference to
          Exhibit 3(g) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

4.4 Certificate of Designations of Special Voting Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.3 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.6 Indenture dated as of March 17, 2005, among Newmont Mining Corporation, Newmont USA Limited and Citibank, N.A., as trustee ("Citibank") (including the form of Senior Debt Securities) (the "Senior Indenture"). Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 22, 2005.

4.7 Indenture relating to the Subordinated Debt Securities, to be dated on or about the date of first issuance of Subordinated Debt Securities thereunder, among Newmont Mining Corporation, Newmont USA Limited and Citibank, N.A., as trustee (including the form of Subordinated Debt Securities) (the "Subordinated Indenture"). Incorporated by reference to Exhibit 4.3 to Newmont Mining Corporation's Registration Statement on Form S-3/A (File No. 333-87100), filed with the Securities and Exchange Commission on April 23, 2003.

4.8 Form of Common Stock Warrant Agreement (including form of Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form S-3 (No. 33-54249).

5         Opinion of White & Case LLP.

12.1 Computation of Ratio of Earnings to Fixed Charges for the five-year period ended December 31, 2004. Incorporated by reference to Exhibit
          12.2 to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

12.2 Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends for the five-year period ended December 31, 2004. Incorporated by reference to Exhibit 12.1 to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

12.3 Computation of Ratio of Earnings to Fixed Charges for the three-month period ended March 31, 2005. Incorporated by reference to Exhibit 12.1 to Newmont Mining Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of White & Case LLP (included in Exhibit 5).

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation.

24.2      Power of Attorney of certain officers and directors of Newmont USA
          Limited.

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as Indenture Trustee under the Senior Indenture.

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as Indenture Trustee under the Subordinated Indenture.